Exhibit 10.2
MEMORANDUM OF UNDERSTANDING
The following memorandum of understanding is entered into by and between Pinnacle Entertainment, Inc. (“Pinnacle”) and RSUI Indemnity Company (“RSUI”). The “Effective Date” of this agreement is February 3, 2010. Pinnacle and RSUI each hereby agree as follows:
1.	RSUI agrees to pay the sum of $23,400,000.00 (the “Settlement Payment”) to Pinnacle within ten (10) days of the Effective Date. The Settlement Payment shall be made via wire transfer, as directed by Pinnacle. The Settlement Payment is in addition to RSUI’s prior payment of $2,017,908.
2.	Upon payment of the Settlement Payment, Pinnacle and RSUI will mutually release all claims known or unknown (including section 1542 waivers, any alleged bad faith, any alleged violations of the Nevada Revised Statutes 686.310, and reimbursement of any amounts paid by RSUI in connection with this loss) that they have against each other relating to Pinnacle’s Hurricane Katrina insurance claims and/or as set forth in the First Amended Complaint in this matter. RSUI shall also release all such claims that it may have against Pinnacle’s other insurers.
3.	Within five (5) business days of its receipt of the Settlement Payment, Pinnacle shall dismiss its First Amended Complaint in this matter, with prejudice. Pinnacle and RSUI shall bear their own fees and costs relating to the matter.
4.	The parties agree to cooperate in preparing a final settlement document that memorializes this agreement. Such final settlement document shall contain the terms set forth herein, which are material. Nothing in the final settlement document shall be inconsistent with the terms of this agreement.
5.	The parties agree that this agreement is binding upon the parties and shall be admissible to enforce the agreement, and it is agreed that all mediation and settlement privileges do not apply to this agreement.
6.	This agreement is, and the final settlement agreement shall be, governed by Nevada law, without regard to Nevada’s conflict of law principles.
7.	This agreement contains the entire agreement between and among the parties relating to Pinnacle’s Hurricane Katrina insurance claim and/or the facts and claims alleged in the First Amended Complaint, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, relating to those matters are merged into this agreement. This agreement shall be merged into the final settlement agreement. The RSUI Policies are not merged into this agreement, but remain enforceable except to the extent provided for herein.
8.	None of the parties have made, nor shall they be deemed to have made, any admission of any kind by their negotiation of or entry into this agreement. Neither this agreement nor any provision contained herein shall be construed by any person as an admission by any of the parties of any liability for, related to or arising out of any of the claims released herein or any other claims of any other nature. The parties are entering into this agreement for the purpose of resolving disputed issues between them and to avoid the costs and risks of litigation with respect to such resolved issues. This agreement shall have no precedential value in any future claims between Pinnacle and RSUI or any other party.
With their signature, the undersigned represent and warrant that they have the authority to agree to and bind their respective principles to the agreement contained in this Memorandum of Understanding.

Pinnacle Entertainment, Inc.			RSUI Indemnity Company

By:	/s/ John A. Godfrey		By:	/s/ Michael Koski

	Its:	Executive Vice President.		Its:	VP Claims
Secretary and General Counsel